Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Corporation Completes Sale of Morgan Keegan

to Raymond James Financial

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 2, 2012 – Regions Financial Corp. (NYSE:RF) announced today the completion of its sale of Morgan Keegan & Company, Inc. and related affiliates to Raymond James Financial Inc. for approximately $1.2 billion. Regions’ trust and institutional investment management businesses are not included in the sale and will operate within Regions’ Wealth Management organization.

Regions President and CEO Grayson Hall said, “Our ability to close the transaction in such a smooth and timely manner benefits our customers and helps ensure an effective transition. Customers have been our primary focus throughout the process and this will continue as a priority as we execute our plans to grow profitable relationships, help all of our customers become more successful financially, and expand our market share.”

Regions and Raymond James will continue to work closely to ensure that customers with accounts at Morgan Keegan and Regions Bank continue to receive the same high level of service quality from both companies.

Regions and Raymond James had previously announced a purchase price of $930 million with a $250 million pre-closing dividend to be paid to Regions by Morgan Keegan, generating total proceeds to Regions of approximately $1.2 billion. In lieu of a pre-closing dividend, the companies have agreed to increase the purchase price by the same amount, resulting in the same total proceeds to Regions of approximately $1.2 billion.

About Regions Financial Corporation

Regions Financial Corporation, with $127 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,100 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Raymond James | Morgan Keegan and Raymond James Ltd., have approximately 6,500 financial advisors serving 2.4 million accounts in 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $372 billion, of which approximately $38 billion are managed by the firm’s asset management subsidiaries.

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288